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                      INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Grove Investors, Inc.


     We consent to the incorporation by reference in the registration statement on Form S-3 of The Manitowoc Company of our report dated December 12, 2001, with respect to the consolidated balance sheet of Grove Investors, Inc. and subsidiaries as of September 29, 2001 and the consolidated balance sheet of SGPA, Inc. (formerly Grove Investors LLC) and subsidiaries as of September 30, 2000 and the related consolidated statements of operations, comprehensive income (loss), predecessor equity (deficit) and cash flows for each of the years ins the three-year period ended September 29, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

     As stated in the report of KPMG LLP, effective September 29, 2001 Grove Investors, Inc. accounted for a change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 29, 2001 is presented on a different cost basis than that as of September 29, 2001 and, therefore, is not comparable.

/s/ KPMG LLP

Baltimore, Maryland
May 15, 2002